EXHIBIT 99.1

TRICO MARINE SERVICES REPORTS FIRST QUARTER 2005 RESULTS - REVENUES INCREASE MORE THAN 60% OVER FIRST QUARTER 2004

HOUSTON, May 10, 2005 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (OTC: TRMA.OB - News) (the “Company” or “Trico”) today announced its financial results for the first quarter of 2005.

During the quarter, the Company completed its restructuring, reported significant increases in gross revenues and, for the period of the quarter after the Company emerged from the protection of Chapter 11 on March 15, 2005, reported net income.

Combined gross revenues for the first quarter of 2005 were $38.1 million, compared to $23.6 million for the same quarter last year. The 62% revenue increase was primarily due to increased activity in the North Sea, particularly for our Anchor Handling Towing and Supply vessels. Our utilization and day rates also increased in the Gulf of Mexico region due to increased offshore platform activity.

The Company reported a combined net loss for the first quarter of 2005 of $61.3 million, consisting of net income of $0.1 million for the post-restructuring period from March 15, 2005 to March 31, 2005, and a net loss of $61.4 million for the period from January 1, 2005 to March 14, 2005. The majority of this first quarter loss resulted from net charges of $219.0 million made in connection with the application of fresh-start accounting upon the completion of the Company’s reorganization, $6.7 million of reorganization costs, offsetting gains of $166.5 million resulting from the discharge of debt in the reorganization and lower interest expense of $2.4 million. Interest expense in the first quarter of 2004 was $7.4 million. Our first quarter 2005 loss compares to a combined net loss of $16.5 million for the first quarter of 2004.

Combined operating income was $2.0 million for the Company for the three months ended March 31, 2005. Depreciation and amortization, including amortization for marine inspection costs, was $9.9 million for the Company for the first quarter of 2005. This compares to an operating loss of $9.3 million in the first quarter of 2004, and depreciation and amortization, including amortization for marine inspection costs of $11.2 million for the same period.

Day rates for the Company's Gulf class supply boats averaged $5,193 with utilization of 52% in the first quarter of 2005, compared to $4,287 with utilization of 43% in the first quarter of 2004. North Sea day rates averaged $15,777 with utilization of 89% in the first quarter of 2005, compared to $10,461 with utilization of 68% in the first quarter of 2004. The crew boats and line handlers averaged $2,223 with utilization of 91% in the first quarter of 2005, compared to $2,494 with utilization of 84% in the first quarter of 2004. “In terms of revenue and operating results, this is the company’s best quarterly performance since the fourth quarter of 2001 and we are excited with the prospect of building on this momentum,” said Joseph Compofelice, Trico’s Chairman of the Board and interim CEO.

Subsequent to the end of the first quarter, day rates for the Company's Gulf class supply boats averaged $5,496, with utilization of 55%, in April 2005. North Sea day rates have declined to an average of $13,824, with utilization of 85%, in April 2005. The crew boats and line handler day rates also declined to an average of $2,042, with utilization of 90%, in the month of April.

“We have shifted our attention to our operations and strategic plan. Our restructuring is behind us and Trico is well-positioned, with a strengthened balance sheet and improving liquidity, to benefit in this dynamic OSV market. We have seen sharp increases in day rates for our vessels in the North Sea over the past four months, as compared to prior years, and we have benefited from our level of spot exposure in the North Sea market,” Mr. Compofelice added.

Direct vessel operating expenses increased 12% from $18.1 million in the first quarter of 2004 to $20.2 million in the first quarter of 2005. The increase is primarily due to increases in supplies, labor costs and maintenance costs, and is significantly lower than our percentage increase in revenues.

General and administrative expense increased from $3.6 million in the first quarter of 2004 to $6.0 million in the first quarter of 2005, primarily as a result of $1.2 million of equity-based non-cash compensation expense due to the issuance of immediately vested stock awards and the required adoption of the expense recognition provisions of SFAS No. 123R on the emergence date. In addition, general and administrative expense increased due to costs associated with increasing our presence in Mexico and Nigeria as well as increased costs incurred due to compliance with Sarbanes-Oxley.

At March 31, 2005, our $20 million U.S. revolving credit facility was undrawn, and our Norwegian credit facility had NOK 237 million ($37.4 million) of borrowing capacity available. Combined with our unrestricted cash position of $15.9 million as of March 31, 2005, our available liquidity was $73.3 million.

The Company emerged from Chapter 11 protection pursuant to a previously announced plan of reorganization that became effective on March 15, 2005. Accordingly, for accounting purposes, financial statements for periods after March 15, 2005 relate to a new reporting entity (the “Successor Company”) and in many respects are not directly comparable to prior periods of the old reporting entity (the “Predecessor Company”). Among other changes, there have been substantial reductions in debt and revaluations of assets and other liabilities, and changes in accounting policies in connection with the application of fresh start accounting on March 15, 2005. The Successor Company operating results have been combined with the Predecessor Company operating results for the quarter ended March 31, 2005 for purposes of this press release, as the Company believes this presentation permits the most reasonably comparable measures to its performance during the corresponding period in the prior year. Readers are directed to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2005, for a fuller discussion of these quarterly results, including actual results for the Predecessor Company, the Successor Company and pro forma results for the quarter. A reconciliation of the combined results to the results for the Successor Company and the Predecessor Company is attached to this press release.

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company’s diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houston, Texas and Houma, Louisiana. Please visit the Company’s website at http://www.tricomarine.com for additional information.

Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except share and per share amounts)

		Successor
	Combined	Company	Predecessor Company
	Results for the	Period from	Period from
	Three months	March 15, 2005	January 1, 2005	Three months
	ended March 31,	through	through	ended March 31,
	2005(1)	March 31, 2005	March 14, 2005	2004
Revenues:
Charter hire	$37,469	$7,600	$29,869	$23,504
Amortization of non-cash deferred revenues	599	599	-	-
Other vessel income	28	11	17	65
Total revenues	38,096	8,210	29,886	23,569

Operating expenses:
Direct vessel operating expenses and other	20,220	4,003	16,217	18,112
General and administrative	5,989	1,959	4,030	3,555
Amortization of marine inspection costs	2,055	-	2,055	2,880
Depreciation and amortization expense	7,840	1,137	6,703	8,287
(Gain) loss on sales of assets	2	-	2	9
Total operating expenses	36,106	7,099	29,007	32,843

Operating income (loss)	1,990	1,111	879	(9,274)

Reorganization costs	(6,659)	-	(6,659)	-
Gain on debt discharge	166,459	-	166,459	-
Fresh-start adjustments	(219,008)	-	(219,008)	-
Interest expense	(2,434)	(494)	(1,940)	(7,436)
Amortization of deferred financing costs	(68)	(18)	(50)	(240)
Loss on early retirement of debt	-	-	-	(618)
Other income (loss), net	160	155	5	499
Loss before income taxes	(59,560)	754	(60,314)	(17,069)

Income tax expense (benefit)	1,695	648	1,047	(615)

Net income (loss)	$(61,255)	$106	$(61,361)	$(16,454)

Diluted loss per common share:
Net income (loss)		$0.01	$(1.66)	$(0.45)
Average common shares outstanding		10,293,357	36,908,505	36,850,812

		Three months Ended
	Month of	March 31,
Average Day Rates:	April 2005	2005(1)	2004
Supply (Gulf class)	$5,496	$5,193	$4,287
PSV/AHTS (North Sea class)	13,824	15,777	10,461
Crew/line handling	2,042	2,223	2,494

Utilization:
Supply (Gulf class)	55%	52%	43%
PSV/AHTS (North Sea class)	85%	89%	68%
Crew/line handling	90%	91%	84%

Average Number of Vessels:
Supply (Gulf class)	48.0	48.0	48.0
PSV/AHTS (North Sea class)	17.7	18.0	19.0
Crew/line handling	17.0	17.0	17.0

(1) Results and day rates for the month of March 2005 and three months ended March 31, 2005 comprise results of both the successor and predecessor companies, before and after our emergence from bankruptcy.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share amounts)
	Successor	Predecessor
	Company	Company
	March 31,	December 31,
ASSETS	2005	2004
Current assets:
Cash and cash equivalents	$15,907	$13,170
Restricted cash	1,012	1,293
Accounts receivable, net	30,003	34,373
Prepaid expenses and other current assets	1,914	1,405
Assets held for sale	3,773	3,883
Total current assets	52,609	54,124

Property and equipment:
Land and buildings	1,823	3,774
Marine vessels	260,585	659,289
Construction-in-progress	64	32
Transportation and other	1,192	5,240
	263,664	668,335
Less accumulated depreciation and amortization	1,199	209,124
Net property and equipment	262,465	459,211

Restricted cash - noncurrent	6,481	6,232
Other assets	9,568	31,188
Total assets	$331,123	$550,755

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term and current maturities of debt	$52,152	$60,902
Accounts payable	11,157	6,495
Accrued expenses	7,985	7,994
Accrued insurance reserve	4,291	4,420
Accrued interest	683	518
Income taxes payable	374	455
Total current liabilities	76,642	80,784

Liabilities subject to compromise:
Senior Notes	-	250,000
Accrued interest on Senior Notes	-	25,179

Long-term debt, net of discounts	85,325	86,229
Deferred income taxes	40,000	40,010
Deferred revenues	15,474	-
Other liabilities	4,527	4,712
Total liabilities	221,968	486,914

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized and
zero shares issued at March 31, 2005 and December 31, 2004	-	-
Old Common stock, $.01 par value, 55,000,000 shares authorized, zero and 37,037,569 shares issued and zero and 36,965,537
shares outstanding at March 31, 2005 and December 31, 2004	-	370
New Common stock, $.01 par value, 25,000,000 shares authorized,
10,096,600 and zero shares issued and outstanding at March 31, 2005
and December 31, 2004	101
Warrants - Series A	1,658	-
Warrants - Series B	637	-
Additional paid-in capital	109,661	338,071
Retained earnings (accumulated deficit)	106	(310,797)
Unearned compensation	(165)	(119)
Cumulative foreign currency translation adjustment	(2,843)	36,317
Treasury stock, at par value, zero and 72,032 shares at March 31, 2005
and December 31, 2004	-	(1)
Total stockholders' equity	109,155	63,841

Total liabilities and stockholders' equity	$331,123	$550,755

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Combined	Successor Company	Predecessor Company
	Results for the	Period from	Period from
	Three months	March 15, 2005	January 1, 2005	Three months
	ended March 31,	through	through	ended March 31,
	2005	March 31, 2005	March 14, 2005	2004
Net loss	$(61,255)	$106	$(61,361)	$(16,454)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	9,963	1,155	8,808	11,468
Amortization of deferred revenues	(599)	(599)	-	-
Deferred marine inspection costs	(1,277)	-	(1,277)	(5,589)
Deferred income taxes	1,690	293	1,397	(615)
Gain on debt discharge	(166,459)	-	(166,459)	-
Fresh start adjustments	219,008	-	219,008	-
Loss on early retirement of debt	-	-	-	618
Loss (gain) on sales of assets	2	-	2	9
Provision for doubtful accounts	50	10	40	30
Stock compensation expense	1,169	1,160	9	15
Change in operating assets and liabilities:
Accounts receivable	3,716	1,312	2,404	2,486
Prepaid expenses and other current assets	(535)	95	(630)	219
Accounts payable and accrued expenses	4,933	(2,743)	7,676	7,164
Other, net	265	714	(449)	(168)
Net cash used in operating activities	10,671	1,503	9,168	(817)

Cash flows from investing activities:
Purchases of property and equipment	(990)	(43)	(947)	(3,118)
Proceeds from sales of assets	-	-	-	109
Increase in restricted cash	7	(501)	508	(5,958)
Other, net	24	235	(211)	44
Net cash provided by (used in) investing activities	(959)	(309)	(650)	(8,923)

Cash flows from financing activities:
Net proceeds from issuance of common stock	733	733	-	-
Proceeds from issuance of debt	109,100	54,550	54,550	53,900
Repayment of debt	(116,126)	(59,355)	(56,771)	(33,136)
Deferred financing costs and other	(375)	-	(375)	(2,284)
Net cash (used in) provided by financing activities	(6,668)	(4,072)	(2,596)	18,480

Effect of exchange rate changes on cash and cash equivalents	(307)	(369)	62	(192)

Net increase (decrease) in cash and cash equivalents	2,737	(3,247)	5,984	8,548
Cash and cash equivalents at beginning of period	13,170	19,154	13,170	25,892
Cash and cash equivalents at end of period	$15,907	$15,907	$19,154	$34,440